EXHIBIT 99.1
Applied Minerals, Inc. Appoints EisnerAmper LLP as New Auditor

New York, NY -- June 19, 2012 -- Applied Minerals, Inc. (the “Company”) (OTCQB & OTCBB: AMNL), the leading global producer of Halloysite Clay solutions, today announced the appointment of EisnerAmper LLP (“EisnerAmper”) to serve as its independent registered public accounting firm, replacing PMB Helin Donovan, LLP.

EisnerAmper is a full-service accounting and advisory firm that is PCAOB-registered and provides services to over 150 public companies and approximately 1,800 private companies.  EisnerAmper was the 13th largest accounting firm in the United States in 2011 according to the annual AccountingToday study.   The Company believes that the engagement of EisnerAmper will help position it for continued growth and success given the accounting firm’s substantial size and resources, significant expertise in the mining industry, and strong presence in New York City, where the Company’s headquarters are located.

The decision to change auditors was not the result of any disagreement between the Company and PMB Helin Donovan, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.  John Levy, Chairman of the Board of Directors of Applied Minerals, said: “Speaking for the board and management, I want to thank PMB Helin Donovan, LLP for their excellent and very professional service since 2008.  It has been a pleasure and privilege to work with them.”

About Applied Minerals, Inc.

Applied Minerals is the leading producer of Halloysite Clay solutions from its wholly-owned Dragon Mine property in Utah. Halloysite is an aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Additional information on the company can be found on our company website at www.appliedminerals.com.

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Safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals, Inc.’s most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:

Jordan M. Darrow

Darrow Associates

631-367-1866

jdarrow@darrowir.com